Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 5th day of October, 2012 by and between KKR Series Trust, a Delaware statutory trust (the “Trust”), and KKR Asset Management LLC, a Delaware limited liability company (the “Adviser”).

1.                                       Duties of Adviser.  (a)  The Trust hereby appoints the Adviser to act as investment adviser to its separate investment portfolios, listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), for the period and on the terms set forth in this Agreement.  The Trust employs the Adviser to manage the investment and reinvestment of the assets of each Fund, continuously to review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and the Trust’s Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities.  The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in each Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b)         The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(c)          The Adviser may itself, or may cause a Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Adviser may represent a Fund on a creditors’ (or similar) committee.

(d)         The Adviser shall have sole authority to exercise whatever powers the Trust may possess with respect to any of its assets, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

2.                                       Portfolio Transactions.  (a)  The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for a Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b)         The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for a Fund.  Each Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received.  By executing this Agreement, a Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures.  This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

(c)          Unless and until otherwise directed by the Board of Trustees of the Trust, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Funds.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d)         The Adviser will promptly communicate to the officers and the Board of Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3.                                       Compensation of the Adviser.  (a)  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, a Fund shall pay to the Adviser a monthly management fee (the “Management Fee”) on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rate set forth opposite the Fund’s name in Exhibit A, as such Exhibit A may be amended from time to time.  For purposes of calculating the monthly Management Fee, the value of the Fund’s net assets shall be computed in the manner specified in the Fund’s prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Fund’s prospectus.

(b)         If the fees payable to the Adviser pursuant to this Section 3 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs.

(c)          In addition to the Management Fee, each Fund shall be responsible for its investment-related expenses and all other expenses assumed by the Fund in accordance with the terms of the Trust’s Declaration of Trust (the “Trust Agreement”) (except to the extent any such expenses are otherwise waived or assumed by the Adviser).

(d)         Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, pursuant to which some or all of the foregoing expenses of this Section 3 shall be the responsibility of the other party or parties to that agreement.

4.                                       Other Services.  All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Funds.

5.                                       Reports.  The Funds and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Funds (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.                                       Status of Adviser.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds. The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.                                       Liability of Adviser.  In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, or (b) reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Trust, the Funds, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Funds.

8.                                       Indemnification.  (a)  To the fullest extent permitted by law, the Funds shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Funds, or the past or present performance of services to the Funds in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b)         Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Funds in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Funds amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Trust is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Trust who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c)          As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Funds by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Funds and that the indemnitee is not liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Funds or their Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d)         Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Funds or their Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Funds to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Funds shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Funds (or on any Shareholder acting derivatively or otherwise on behalf of the Funds or their Shareholders).

(e)          An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Funds, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)            The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 8 shall affect the power of the Funds to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

9.                                       Permissible Interests.  Subject to and in accordance with the Trust Agreement and the Adviser’s operating agreement, Trustees, officers, agents and Shareholders of the Funds are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Funds as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Funds as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Trust Agreement, the Adviser’s operating agreement and the provisions of the 1940 Act.

10.                                 Subadviser. The Adviser may employ one or more subadvisers to perform such of the acts and services of the Adviser, and upon such terms and conditions as may be agreed upon between the Adviser and such subadviser and agreed or approved by the Trustees of the Funds, all as permitted by the 1940 Act.

11.                                 Duration and Termination.  This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter, as to a Fund, so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund.  This Agreement may be terminated as to a Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice to the Adviser.  As to a Fund, this Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund.  As to a Fund, this Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

12.                                 Definitions.  As used in this Agreement, the terms “assignment,” “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13.                                 Amendment of Agreement.  This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Funds.

14.                                 Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.                                 Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

16.                                 Notices.  Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18.                                 Form ADV.  The Trust acknowledges receiving Part 2 of the Adviser’s Form ADV.

19.                                 Trust Obligations.  The parties to this Agreement agree that the obligations of the Trust and the Funds under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Funds, individually, but are binding only upon the assets and property of the Trust or the affected Fund.

20.                                 Brand Usage. As between the parties, the Adviser owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”).  The Adviser hereby grants a worldwide non-exclusive license to the Funds to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Funds.  The Funds shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Adviser’s prior written consent.  The Funds shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by Adviser.  The Funds shall obtain the Adviser’s prior written consent for any materials bearing the Brand, or any proposed uses of variations of the Brand or combinations of the Brand with other terms or marks.  The Adviser may terminate this license immediately upon written notice for any reason, including for (i) any breach of this license by the Funds or (ii) the termination of this Agreement or the investment advisory relationship between the Funds and the Adviser.  Except to the extent required by applicable law, the Funds shall immediately cease all use of the Brand after such termination.  The Funds shall not challenge or contravene the validity of, or the Adviser’s worldwide ownership of the Brand, and shall not take (or fail to take) any action that may damage the Brand.  All goodwill arising from a Fund’s use of the Brand shall inure solely to the benefit of the Adviser.  A Fund may not sublicense or assign this license without the prior written consent of the Adviser, and any purported transaction in violation of the foregoing shall be null and void.  For clarity, a change of control, assumption in bankruptcy, merger or reorganization of a Fund shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The Adviser disclaims any and all liability for a Fund’s use of the Brand outside the United States, which such use shall be at the Fund’s sole risk.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

KKR ASSET MANAGEMENT LLC		KKR SERIES TRUST

By:	/s/ Michael R. McFerran	By:	/s/ Michael R. McFerran
	Name: Michael R. McFerran		Name: Michael R. McFerran
	Title: Chief Financial Officer		Title: Treasurer and Chief Financial Officer

INVESTMENT ADVISORY AGREEMENT

Exhibit A

(as of October 5, 2012)

KKR Series Trust

Fund	Fee*
KKR Alternative High Yield Fund	0.65%

*                                         Each Fund shall pay to the Adviser a monthly Management Fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rates provided for in this Exhibit, as such Exhibit may be amended from time to time.